Exhibit 99.1

Compass Diversified Holdings Declares Fourth Quarter 2020 Distributions on Common and Series A, B and C Preferred Shares

Westport, Conn., January 4, 2021 - Compass Diversified (NYSE: CODI) (“CODI” or the Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended December 31, 2020 is payable on January 22, 2021 to all holders of record of Common Shares as of January 15, 2021.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, October 30, 2020, up to, but excluding, January 30, 2021. The distribution for such period is payable on January 30, 2021 to all holders of record of Series A Preferred Shares as of January 15, 2021. The payment will occur on February 1, 2021, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, October 30, 2020, up to, but excluding, January 30, 2021. The distribution for such period is payable on January 30, 2021 to all holders of record of Series B Preferred Shares as of January 15, 2021. The payment will occur on February 1, 2021, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, October 30, 2020, up to, but excluding, January 30, 2021. The distribution for such period is payable on January 30, 2021 to all holders of record of Series C Preferred Shares as of January 15, 2021. The payment will occur on February 1, 2021, the next Business Day following the payment date.
“Our Board is pleased to declare a quarterly cash distribution of $0.36 per share on our Common Shares, as well as distributions on our Series A, B and C Preferred Shares,” said Elias Sabo, CEO of Compass Diversified. “As we enter 2021, our capital allocation strategy, unique permanent capital structure, active management style and diverse group of subsidiaries will continue to differentiate CODI and position the Company for success during a time of volatility. We remain focused on executing on our growth strategy and working proactively with our management teams to drive long-term value at our subsidiaries and for our shareholders.”
About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.
Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-

term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.

Our ten majority-owned subsidiaries are engaged in the following lines of business:
•The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);
•The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);
•The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);
•The design and marketing of dial-based fit systems that deliver performance fit across footwear, headwear and medical bracing products (BOA Technology);
•The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);
•The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);
•The design and manufacture of premium home and gun safes (Liberty Safe);
•The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);
•The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and
•The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," “anticipates,” “estimate,” "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449